                                                                   Exhibit 10.13

                     TRANSITION AGREEMENT AND MUTUAL RELEASE

         This Transition Agreement and Mutual Release (this "Agreement") is made by and between Dr. Ake Almgren ("Executive") and Capstone Turbine Corporation (the "Company") (jointly referred to as the "Parties"):

         WHEREAS, Executive is employed by the Company as its President and Chief Executive Officer and is a member of the Company's Board of Directors (the "Board");

         WHEREAS, on or about July 1, 1998, Executive entered into a Confidential Information and Invention Assignment Agreement (the
"Confidentiality Agreement");

         WHEREAS, on or about July 1, 1998, May 1, 1999, and March 1, 2000, Executive was granted stock options to purchase an aggregate of 2,175,000 shares of the Company's common stock (of which, stock options to purchase 2,005,000 shares of the Company's common stock remain outstanding) subject to the terms and conditions of the Company's 1993 Incentive Stock Plan and the stock option agreements issued to Executive thereunder (the "1993 Stock Options");

         WHEREAS, on or about May 16, 2001 and June 26, 2002, Executive was granted stock options to purchase an aggregate of 250,000 shares of the Company's common stock subject to the terms and conditions of the Company's 2000 Equity Incentive Plan and the stock option agreements issued to Executive thereunder (the "2000 Stock Options"); and

         WHEREAS, the Parties desire that Executive tender his resignation as President, Chief Executive Officer, and a member of the Board;

         WHEREAS, the Parties desire to continue Executive's employment until the earlier of six (6) months from the Effective Date of this Agreement or at such earlier time as determined by the Board in its sole discretion;

         WHEREAS, the Parties wish to (a) resolve any and all disputes, claims, complaints, grievances, charges, actions, petitions and demands that they may have against each other that arise or are in any way related to Executive's employment with the Company as of the Effective Date (as defined in Section 24 below) of this Agreement; and (b) set forth the terms of Executive's continued employment and potential consulting relationship with the Company;

         NOW THEREFORE, in consideration of the promises made herein, the Parties hereby agree as follows:

1. Consideration. As consideration for Executive's release of the Company from all claims arising from Executive's employment with the Company as set forth in Section 4 below as of the Effective Date, the Company agrees as follows:

Transitional Employment. The Parties agree that the Company shall continue to employ Executive as its President and Chief Executive Officer with the following duties and responsibilities: Executive shall develop business relationships with potential strategic partners as identified by the Board. Executive shall report directly to the Chairman of the Board on at least a bi-weekly basis. Executive acknowledges and agrees that he shall not be authorized to, and shall not, execute any agreements with, or otherwise close any transactions with, any potential strategic partners unless he has received prior, written authorization from the Board with respect to the specific agreement or transaction at issue. Executive shall not be responsible for the management of the Company's day-to-day operations or the supervision or management of any Company employees with the sole exception of such individual(s) who may be assigned by the Board to assist Executive with respect to his business development responsibilities. Notwithstanding the foregoing description of Executive's business development responsibilities, Executive acknowledges and agrees that his responsibilities shall include such other management duties as the Board may reasonably request from time to time, consistent with his position as President and Chief Executive Officer. Executive acknowledges and agrees that his employment shall continue to be "at-will" and either Executive or the Company may terminate Executive's employment at any time and for any reason, with or without cause or notice.

                  (i) Tender of Resignation. Executive hereby tenders his resignation from the positions of President and Chief Executive Officer. Executive hereby acknowledges and agrees that his tender of such resignations is irrevocable and that such resignations shall become effective upon acceptance by the Board. Executive acknowledges and agrees that he shall not be entitled to receive any severance benefits or other benefits pursuant to the Company's Change of Control Severance Plan approved by the Board on or about July 16, 2002 and further acknowledges and agrees that the Board shall delete Executive's name from list of participants in such Change of Control Severance Plan. Executive further tenders his resignation as a member of the Board, to be effective immediately upon the Company's hiring of a new President and Chief Executive Officer.

                  (ii) Transitional Employment Compensation/Benefits. The Company shall continue to compensate Executive at the rate of three hundred seventy thousand and three hundred dollars ($370,300 USD) per year, to be paid in equal installments, less applicable withholding and in accordance with the Company's normal payroll practices. Executive shall not receive any bonus of any kind after the Effective Date including, but not limited to, any fiscal-year performance bonuses or earnings performance bonuses based on Executive's performance goals or the Company's earnings per share for the 2002 and 2003 fiscal years. Executive's 1993 Stock Options and 2000 Stock Options shall continue to vest pursuant to the terms of the applicable stock plans and stock option agreements, and Executive shall continue to be eligible to participate in the Company's group health insurance and in all other benefits and incidents of employment, subject to the terms of any such benefit plans. Executive's participation in the 2000 Employee Stock Purchase Plan (the "ESPP") shall continue to be governed by the terms of the ESPP.

Company Release. The Company agrees to release all known claims against Executive arising from his employment with the Company as of the Effective Date, as set forth in Section 4 below.

Incentive Consideration. If: (I) Executive remains employed with the Company through the six-month anniversary of the Effective Date of this Agreement; or
(II) Executive's employment with the Company is terminated by the Company (by accepting Executive's resignation) without Cause (as defined herein) before the end of the six-month period, the Company further agrees to provide Executive with the incentive consideration as set forth below; provided, however, that as a condition to receiving any such incentive consideration, Executive must first execute a Supplemental Release, the form of which is attached hereto as Exhibit A (the "Supplemental Release"). For the purposes of determining whether Executive is eligible to receive incentive consideration, the term "Cause" is defined as: (A) an act of dishonesty by Executive in connection with Executive's responsibilities as an employee, (B) Executive's conviction of, or plea of nolo contendere to, a felony, (C) Executive's gross misconduct, (D) Executive's rendering of services, whether or not for compensation, to any company or business without the prior written consent of the Board (provided, however, that the Company acknowledges and agrees that Executive will begin searching for employment during this period, and will be contacting prospective employers in connection with such search, which search shall not interfere with Executive's duties and responsibilities as set forth in this Agreement); (E) the determination by the Board, in its reasonable good faith discretion, that Executive is not satisfactorily discharging his duties and responsibilities as President and Chief Executive Officer; or (F) any material breach of this Agreement, which breach (other than a breach of Sections 1(a), 2, 4, 8, 10, 11 and 12, for which no cure period shall apply) continues unremedied for fifteen days following written notice of such breach. Executive acknowledges and agrees that he shall not be eligible to receive the incentive consideration set forth below under any other circumstances.

                  (i) Balance of Transitional Employment Compensation. In the event that Executive's employment is terminated by the Company (by accepting Executive's resignation) without Cause (as defined above) prior to the six-month anniversary of the Effective Date of this Agreement: (A) the Company shall pay Executive a lump sum in the amount equal to the balance of the salary that Executive would have received if Executive had remained employed until the six-month anniversary of the Effective Date of this Agreement, less applicable withholding, on the Effective Date of the Supplemental Release; and (B) during the twelve month period beginning on the six-month anniversary of the Effective Date of this Agreement and ending on the eighteen month anniversary of the Effective Date of this Agreement, the Company shall pay Executive an additional one hundred eighty-five thousand and one hundred and fifty dollars ($185,150
USD), to be paid in equal installments, less applicable withholding and in accordance with the Company's normal payroll practices.

                  (ii) Supplemental Payment. The Company shall pay Executive a lump sum in the amount of one hundred thousand dollars ($100,000 USD) (the "Supplemental Payment"), less applicable withholding, on the Effective Date of the Supplemental Release; and

                  (iii) Consulting Agreement. The Company shall enter into a consulting relationship with Executive pursuant to the terms of a consulting agreement substantially in the form attached hereto as Exhibit B on the Effective Date of the Supplemental Release.

2. Confidential Information. Executive shall continue to maintain the confidentiality of all confidential and proprietary information of the Company and shall continue to comply with the terms and conditions of the Confidentiality Agreement between Executive and the Company.

3. Payment of Salary. Executive acknowledges and represents that the Company has paid all salary, wages, bonuses, severance, stock, stock options, vesting, reimbursements, commissions and any and all other benefits due to Executive as of the Effective Date of this Agreement.

4. Release of Claims. Executive agrees that the foregoing consideration represents settlement in full of all outstanding obligations owed to Executive by the Company and its officers, managers, supervisors, agents and employees. Executive, on his own behalf, and on behalf of his respective heirs, family members, executors, agents, and assigns, hereby fully and forever releases the Company and its officers, directors, employees, agents, investors, shareholders, administrators, affiliates, divisions, subsidiaries, predecessor and successor corporations, and assigns (the "Releasees"), from, and agrees not to sue concerning, any claim, duty, obligation or cause of action relating to any matters of any kind, whether presently known or unknown, suspected or unsuspected, that Executive may possess against any of the Releasees arising from any omissions, acts or facts that have occurred up until and including the Effective Date of this Agreement. The Company hereby fully and forever releases Executive from, and agrees not to sue concerning, any claim, duty, obligation or cause of action relating to any matters of any kind, whether presently known or unknown, suspected or unsuspected, that it may possess arising from any omissions, acts or facts that have occurred up until and including the Effective Date of this Agreement; provided, however, that the Parties acknowledge and agree that Company is not releasing any unknown claims, duties, obligations, or causes of action arising from any criminal activity, fraud, or embezzlement by Executive including, but not limited to, any claims for indemnification against Executive based on such omissions, acts or facts. The claims released include, without limitation:

         4.1 any and all claims relating to or arising from Executive's employment relationship with the Company and the termination of that relationship;

         4.2 any and all claims relating to, or arising from, Executive's right to purchase, or actual purchase of shares of stock of the Company, including, without limitation, any claims for fraud, misrepresentation, breach of fiduciary duty, breach of duty under applicable state corporate law, and securities fraud under any state or federal law;

         4.3 any and all claims for wrongful discharge of employment; termination in violation of public policy; discrimination; breach of contract, both express and implied; breach of a covenant of good faith and fair dealing, both express and implied; promissory estoppel; negligent or intentional infliction of emotional distress; negligent or intentional misrepresentation; negligent or intentional interference with contract or prospective economic advantage; unfair business practices; defamation; libel; slander; negligence; personal injury; assault; battery; invasion of privacy; false imprisonment; and conversion;

         4.4 any and all claims for violation of any federal, state or municipal statute, including, but not limited to, Title VII of the Civil Rights Act of 1964, the Civil Rights Act of 1991, the Age Discrimination in Employment Act of 1967, the Americans with Disabilities Act of 1990, the Fair Labor Standards Act, the Employee Retirement Income Security Act of 1974, the Worker Adjustment and Retraining Notification Act, the Family Medical Leave Act, the California Fair Employment and Housing Act, the California Family Rights Act, and the California Labor Code and all amendments to each such Act as well as the regulations issued thereunder;

         4.5 any and all claims for violation of the federal, or any state, constitution;

         4.6 any and all claims arising out of any other laws and regulations relating to employment or employment discrimination;

         4.7      any and all claims for attorneys' fees and costs.

The Company and Executive agree that the release set forth in this section shall be and remain in effect in all respects as a complete general release as to the matters released. Notwithstanding the foregoing provisions of this Section, this release does not extend to any obligations incurred under this Agreement, and the Parties agree that: (1) the Company's release does not extend to unknown claims arising from any criminal activity, fraud, or embezzlement by Executive including, but not limited to, any claims for indemnification against Executive based on such omissions, acts or facts; (2) this release does not extend to any claims by Executive for indemnification pursuant to applicable law or contract, or pursuant to the Company's Directors & Officers insurance policies to the extent such indemnification is allowed such under such insurance policies; and
(3) this release does not preclude Executive from exercising any vested stock options to purchase shares of the Company's common stock pursuant to the terms of the 1993 Incentive Stock Plan or 2000 Equity Incentive Plan, as applicable, and Executive's applicable stock option agreement(s) thereunder and Executive's stock options shall continue to vest subject to the terms and conditions set forth in the 1993 Incentive Stock Plan or 2000 Equity Incentive Plan, as applicable, and Executive's applicable stock option agreement(s).

Executive acknowledges and agrees that any breach by him of this Section, or of Sections 1(a), 2, 10, 11 or 12 of this Agreement, shall constitute a material breach of this Agreement, and shall entitle the Company immediately to recover and/or cease the payments and other benefits provided to Executive under this Agreement, the Supplemental Release, and the consulting agreement, except as provided by law.

5. Acknowledgement of Waiver of Claims Under ADEA. Executive acknowledges that he is waiving and releasing any rights he may have under the Age Discrimination in Employment Act of 1967 ("ADEA") and that this waiver and release is knowing and voluntary. Executive and the Company agree that this waiver and release does not apply to any rights or claims that may arise under ADEA after the Effective Date of this Agreement. Executive acknowledges that the consideration given for this waiver and release Agreement is in addition to anything of value to which Executive was already entitled. Executive further acknowledges that he has been advised by this writing that:

         5.1 he should consult with an attorney prior to executing this Agreement;

         5.2 he has twenty-one (21) days within which to consider this Agreement;

         5.3 he has seven (7) days following his execution of this Agreement to revoke the Agreement;

         5.4 this Agreement shall not be effective until the revocation period has expired; and

         5.5 nothing in this Agreement prevents or precludes Executive from challenging or seeking a determination in good faith of the validity of this waiver under the ADEA, nor does it impose any condition precedent, penalties or costs from doing so, unless specifically authorized by federal law.

6. Civil Code Section 1542. Executive represents that he is not aware of any claims by him other than the claims that are released by this Agreement. Executive acknowledges that he has had the opportunity to be advised by legal counsel and is familiar with the provisions of California Civil Code Section 1542, which provides as follows:

                  A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM MUST HAVE MATERIALLY AFFECTED HIS SETTLEMENT WITH THE DEBTOR.

         Executive, being aware of said code section, agrees to expressly waive any rights he may have thereunder, as well as under any other statute or common law principles of similar effect.

7. No Pending or Future Lawsuits. Executive and the Company each represent to the other that they have no lawsuits, claims, or actions pending in their respective names, or on behalf of any other person or entity, against the other party or, in the case of the Executive, any of the Releasees. Executive and the Company each also represent to the other that they do not intend to bring any claims on their own behalf or on behalf of any other person or entity against the other party or any other person or entity referred to herein.

8. Confidentiality. The Parties acknowledge that the Parties' agreement to keep the terms and conditions of this Agreement confidential was a material factor on which all parties relied in entering into this Agreement. Executive and the Company each agrees to use its best efforts to maintain in confidence the contents and terms of this Agreement and the consideration for this Agreement (hereinafter collectively referred to as "Separation Information"). Executive and the Company each agree to take every reasonable precaution to prevent disclosure of any Separation Information to third parties, and further agree that they will not publicize, directly or indirectly, any Separation Information. Executive agrees, and the Company acknowledges, that he may disclose Separation Information only to those attorneys, accountants, governmental entities and family members who have a reasonable need to know of such Separation Information. The Company agrees, and the Executive acknowledges, that it may disclose Separation Information (A) only to those directors, employees, attorneys, accountants, governmental entities and family members who have a reasonable need to know of such Separation Information, or (B) only to the extent necessary to comply with disclosure or similar obligations imposed on the Company by applicable law.

9. No Cooperation. Executive agrees he will not act in any manner that might damage the business of the Company. Executive agrees that he will not encourage, counsel or assist any attorneys or their persons in the presentation or prosecution of any disputes, differences, grievances, claims, charges, or complaints by any third party against any of the Releasees, unless under a subpoena or other court order to do so, or as otherwise required pursuant to valid legal process. Executive shall inform the Company in writing within three
(3) days of receiving any such subpoena or other court order.

10. Non-Disparagement. Executive agrees to refrain from any defamation, libel or slander of the Releasees, and any tortious interference with the contracts, relationships and prospective economic advantage of the Releasees. The Company shall use commercially reasonable efforts to cause its current and future officers and directors to refrain from any defamation, libel or slander of Executive, and any tortious interference with the contracts, relationships and prospective economic advantage of Executive; provided, however, that the Company shall have no such obligation with respect to such officers and directors after the termination of their employment and/or membership on the Board, as applicable. Executive agrees that he shall direct all inquiries by potential future employers regarding Executive's employment or compensation history to the Chairman of the Board. The Company agrees that the Chairman shall limit all responses to such inquiries to a statement of (A) the dates of employment of Executive, (B) the titles and positions held by Executive, and (C) Executive's compensation history with the Company.

11. Non-Solicitation. Executive agrees that, during the period of his employment and any subsequent period in which he may provide consulting or other services to the Company; Executive shall not either directly or indirectly solicit, induce, recruit or encourage any of the Company's employees or consultants to leave their employment, or attempt to do so, either for himself or any other person or entity.

12. Non-Competition. Executive hereby agrees that during the period of his employment and any subsequent period in which he may provide consulting or other services to the Company, Executive shall not directly or indirectly engage in (whether as an employee, consultant, agent, proprietor, principal, partner, stockholder, corporate officer, director or otherwise), nor have any ownership interest in or participate in, the financing, operation, management or control of, any person firm, corporation or business that develops and/or manufactures competing (25 - 600 kW) microturbines or develops and manufactures reciprocating generation products designed to compete with microturbines from Capstone (other than investments in professionally managed funds over which the Executive does not have control or discretion in investment decisions and investments in publicly traded companies, so long as the Executive's beneficial ownership does not exceed 2% of any such public companies' outstanding voting stock). However, Executive shall after the period of his employment not be constrained from providing consulting services unrelated to the design and manufacturing of competing microturbines and reciprocating generation products. Executive represents that he (i) is familiar with the foregoing covenant not to compete, and (ii) is fully aware of his obligations hereunder, including, without limitation, the reasonableness of the length of time, scope and geographic coverage of this covenant.

13. Attorneys' Fees. In the event that either Party brings an action to enforce or effect its rights under this Agreement, the prevailing party shall be entitled to recover its costs and expenses, including the costs of mediation, arbitration, litigation, court fees, plus reasonable attorneys' fees, incurred in connection with such an action.

14. No Admission of Liability. The Parties understand and acknowledge that this Agreement constitutes a compromise and settlement of actual or potential disputed claims. No action taken by the Parties hereto, or either of them, either previously or in connection with this Agreement shall be deemed or construed to be: (a) an admission of the truth or falsity of any claims made or any potential claims; or (b) an acknowledgment or admission by either party of any fault or liability whatsoever to the other party or to any third party.

15. Costs. The Parties shall each bear their own costs, expert fees, attorneys' fees and other fees incurred in connection with the preparation of Agreement, except as provided herein.

16. Arbitration. The Parties agree that any and all disputes arising out of the terms of this Agreement, their interpretation, and any of the matters herein released, shall be subject to binding arbitration in Los Angeles County before the American Arbitration Association under its National Rules for the Resolution of Employment Disputes, supplemented by the California Code of Civil Procedure. The Parties agree that the prevailing party in any arbitration shall be entitled to injunctive relief in any court of competent jurisdiction to enforce the arbitration award. The Parties hereby agree to waive their right to have any dispute between them resolved in a court of law by a judge or jury. This paragraph will not prevent either party from seeking injunctive relief (or any other provisional remedy) from any court having jurisdiction over the Parties and the subject matter of their dispute relating to the Parties' obligations under this Agreement or the Confidentiality Agreement.

17. Authority. The Company represents and warrants that the undersigned has the authority to act on behalf of the Company and to bind the Company and all who may claim through it to the terms and conditions of this Agreement. Executive represents and warrants that he has the capacity to act on his own behalf and on behalf of all who might claim through him to bind them to the terms and conditions of this Agreement. Each party warrants and represents that there are no liens or claims of lien or assignments in law or equity or otherwise of or against any of the claims or causes of action released herein.

18. No Representations. Each party represents that it has had the opportunity to consult with an attorney, and has carefully read and understands the scope and effect of the provisions of this Agreement. In entering into this Agreement, neither party has relied upon any representations or statements made by the other party hereto which are not specifically set forth in this Agreement.

19. Severability. In the event that any provision, or any portion thereof, becomes or is declared by a court of competent jurisdiction to be illegal, unenforceable or void, this Agreement shall continue in full force and effect without said provision or portion of said provision.

20. Entire Agreement. This Agreement represents the entire agreement and understanding between the Company and Executive and supersedes and replaces any and all prior agreements and understandings between the Parties, with the exception of the Confidentiality Agreement, the 1993 Incentive Stock Plan, the 2000 Equity Incentive Plan, 2000 Employee Stock Purchase Plan, and any stock option agreements thereunder between Executive and the Company.

21. No Waiver. The failure of the Company to insist upon the performance of any of the terms and conditions in this Agreement, or the failure to prosecute any breach of any of the terms and conditions of this Agreement, shall not be construed thereafter as a waiver of any such terms or conditions. This entire Agreement shall remain in full force and effect as if no such forbearance or failure of performance had occurred.

22. No Oral Modification. This Agreement may only be amended in a writing signed by Executive and the Chairman of the Board of Directors of the Company.

23. Governing Law. This Agreement shall be construed, interpreted, governed, and enforced in accordance with the laws of the State of California, without regard to choice-of-law provisions. Executive hereby consents to personal and exclusive jurisdiction and venue in the State of California.

24. Effective Date. This Agreement will become effective after it has been signed by both Parties and after seven days have passed since Executive signed the Agreement (the "Effective Date"). Each Party has seven days after that Party signs the Agreement to revoke it.

25. Counterparts. This Agreement may be executed in counterparts, and each counterpart shall have the same force and effect as an original and shall constitute an effective, binding agreement on the part of each of the undersigned.

26. Voluntary Execution of Agreement. This Agreement is executed voluntarily and without any duress or undue influence on the part or behalf of the Parties hereto, with the full intent of releasing all claims. The Parties acknowledge that:

         26.1     They have read this Agreement;

         26.2 They have been represented in the preparation, negotiation, and execution of this Agreement by legal counsel of their own choice or that they have voluntarily declined to seek such counsel;

         26.3 They understand the terms and consequences of this Agreement and of the releases it contains; and

         26.4 They are fully aware of the legal and binding effect of this Agreement.

                  [Remainder of Page Intentionally Left Blank]

         IN WITNESS WHEREOF, the Parties have executed this Agreement on the respective dates set forth below.

                                     CAPSTONE TURBINE CORPORATION

Dated: 10/31/02                      By: /S/ ELIOT PROTSCH
                                         Eliot G. Protsch
                                         Chairman of the Board of Directors

                                     AKE ALMGREN

Dated: 10/31/02                      /S/ AKE ALMGREN
                                     Ake Almgren

           [Signature Page to Transition Agreement and Mutual Release]

February 26, 2003

VIA HAND DELIVERY
Dr. Ake Almgren
Capstone Turbine Corporation

                                    Re: Transition Agreement

Dear Dr. Almgren:

         As Chairman of the Board of Capstone Turbine Corporation, I wanted to confirm our understanding regarding your position at the Company and your Transition Agreement, effective as of November 7, 2002 (the "Agreement"). Effective February 27, 2003 the Board will accept your resignation as President, CEO and a member of the Board of Directors of Capstone Turbine Corporation; provided, you continue as an employee and a senior advisor to the Company through May 6, 2003. You will continue to receive your current monthly salary through the six-month period following the Effective Date of the Agreement.

         I also wanted to clarify section1(c) of the Agreement, as it may not clearly reflect the intent of the parties. Unless you are terminated for Cause (as defined in the Agreement), you are entitled to receive during the twelve month period beginning on the six-month anniversary of the Effective Date of this Agreement and ending on the eighteen month anniversary of the Effective Date of this Agreement one hundred eighty-five thousand and one hundred and fifty dollars ($185,150 USD), to be paid in equal installments, less applicable withholding and in accordance with the Company's normal payroll practices, if you remain employed with the Company through the six-month anniversary of the Effective Date of the Agreement.

         I wanted to again thank you for your services to Capstone during your tenure. I wish you the best in your future endeavors.

                                    Sincerely,

                                    Capstone Turbine Corporation

                                    /s/ Eliot Protsch
                                    -----------------
                                    Eliot Protsch
                                    Chairman of the Board

ACKNOWLEDGED AND AGREED:

/s/ Ake Almgren             2/26/03
---------------             -------
Dr. Ake Almgren             Date